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                                                                   EXHIBIT 10.12

                                 PROMISSORY NOTE
                                 ---------------

$801,347                                                City of Colorado Springs
                                                               County of El Paso
                                                               State of Colorado

     For value received, Wayne C. Bongard estate, promises to pay to the order of Empak, Inc. (the "Payee" or "Holder"), at 4405 Arrowswest Drive, Colorado Springs, Colorado 80907, or at such other place as the Holder may designate in writing, the sum of Eight Hundred One Thousand Three Hundred Forty Seven Dollars ($801,347) together with interest from April 15, 1999 until paid at the rate of eight percent (8%) per annum.

     Principal will be repaid in equal installments over a 36-month period beginning October 15, 2001.

     Interest shall be paid to Empak, Inc. on a quarterly basis due on May 15th, August 15th, November 15th, February 15th until such time that repayment of the principal amount of this note begins. At that time, interest will become part of each principal payment installment.

     This Promissory Note is subject to prepayment at any time in whole or in part without prepayment penalty.

     This note will be governed by and construed in accordance with the laws of the State of Colorado.

                                       Executed this 15th day of April, 1999:

 /s/ Jim Bernards                               /s/ Jerry Urbanski
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Jim Bernards                                    Jerry Urbanski
WCB Estate Executor CFO--Empak, Inc.